FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ESTIMATES IMPACT FROM SUPER-STORM SANDY

BLOOMFIELD HILLS, MI, November 7, 2012 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today estimated the business impact from super-storm Sandy. The Company’s 36 dealerships along the eastern United States were impacted by the storm and lost, on average, three to four days of business, with the dealerships in the New York metropolitan area suffering a more prolonged impact.

The most severe impact was felt in Jersey City, New Jersey, where three of the Company’s dealerships sustained damage from flooding, including the loss of approximately 1,000 new and used vehicles which were in inventory. Power was restored to those dealerships on November 6, 2012, and the dealerships have re-opened for business.

Penske Automotive Group Chairman Roger Penske said, “Our first priority continues to be the personal well-being of our employees and their families, some of which have suffered enormous hardship. We have established a donation program through the American Red Cross whereby all of our employees can contribute directly to the relief efforts and, as a company, we are directly assisting employees who suffered storm-related losses.”

Although the ultimate amount of losses are difficult to predict, the Company currently estimates that storm-related losses and expenses, including insurance deductibles, are estimated to represent $0.02 to $0.03 per share during the three months ended December 31, 2012, before potential benefits from business interruption insurance.

The dealerships in the eastern U.S. accounted for approximately 17% of the company’s retail unit sales and consolidated revenues for the three months ended September 30, 2012.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 341 retail automotive franchises, representing 40 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Caution Concerning Forward Looking Statements

Statements in this press release involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future storm-related losses and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: the ultimate expenses incurred for storm related damage, amounts reimbursed by insurance, economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2011, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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